EXHIBIT 99.1

Simmons First National Corporation Declares $0.22 Per Share Dividend

PINE BLUFF, Ark., May 27, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation's (Nasdaq:SFNC) Board of Directors declared a regular $0.22 per share quarterly cash dividend payable July 1, 2014, to shareholders of record June 13, 2014. This dividend represents a $0.01 per share, or 4.8% increase over the dividend paid for the same period last year.

Simmons First National Corporation is a $4.4 billion Arkansas based financial holding company conducting financial operations throughout Arkansas, Kansas, and Missouri. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

CONTACT: DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000
         Ticker symbol: SFNC